Exhibit 10.37
[International Wixom, LLC Letterhead]
August 20, 2010
Rockwell Medical Technologies, Inc.
Rob Chioini
30142 Wixom Road
Wixom, MI 48393
Re: Lease Renewal Agreement 30142 Wixom Rd, Wixom, MI 30178 Wixom Rd, Wixom, MI Total Square Footage: 68,358-
Dear Mr. Chioini,
Please note the following offers to renew the above referenced facilities. Our company is willing to discount the renewal rate in order to give you the most competitive possible rate. Your new monthly rate would be as follows for the terms stated below:
30142 Wixom Road

(2) Years	September 1, 2010- August 31, 2012	$18,012.21 per month
All above Amounts subject to NNN per Month
Your escrow payment in the amount of $9,900.00 will be in addition to the above quoted rental amounts. This escrow amount will be due each month thru December 31, 2010. At that time an escrow analysis will be completed and the figure could change based upon actual expense.
30178 Wixom Road:

(1) Year	September 1, 2010- August 31, 2011	$4,740.00 per month
All above Amounts subject to NNN per Month
Your escrow payment in the amount of $3,195.33 will be in addition to the above quoted rental amounts. This escrow amount will be due each month thru December 31, 2010. At that time an escrow analysis will be completed and the figure could change based upon actual expense.
Commensurate with the execution of this agreement, Rockwell Medical Technologies, Inc. shall supply to International Wixom, LLC financial guarantees in such a manner as acceptable to International Wixom, LLC which shall serve to guarantee the lease payment over its term as referenced herein.

The above rates are based on a renewal of the lease in an “as is” condition. All other terms and conditions of your original lease and subsequent lease renewals will remain in effect.
Please initial where indicated, fully execute on page 2 and fax back to 248-353-4849 prior to Tuesday, August 24, 2010. Upon receipt three (3) original copies will be mailed for your execution. Once received, a completely executed copy will be returned to you via first class mail.
The parties agree that all of their respective rights and obligations under the Lease, as amended, shall remain in full force and effect
This Lease Renewal Agreement shall be fully binding once executed by both Tenant and Landlord.
This is a confidential document which is not to be discussed with any third parties.
Please feel free to contact me at my office (248) 353-4800 should you have any questions.
Very truly yours,
International Wixom, LLC

Agreed to and Accepted By:	Agreed to and Accepted By:
International Wixom, LLC	Rockwell Medical Technologies, Inc

/s/ Darryl Rogers	/s/ Robert L. Chioini

Darryl Rogers, Member	Robert L. Chioini, President

Date: 08/27/2010	Date: 08/27/2010